Exhibit 10.1

LICENCE AGREEMENT

between

LONZA SALES AG

and

CYTODYN INC.

THIS AGREEMENT is made as of the 29th day of July, 2015

BETWEEN

LONZA SALES AG incorporated and registered in Switzerland whose registered office is at Muenchensteinerstrasse 38, CH-4002, Basel, Switzerland (hereinafter referred to as “Lonza”), and

CYTODYN INC., a Colorado corporation with offices at 1111 Main Street, Suite 660, Vancouver, Washington 98660, USA (hereinafter referred to as “Licensee”).

WHEREAS

A.	Lonza is the proprietor of the System and has the right to grant certain Intellectual Property Rights in relation thereto (all as hereinafter defined), and

B.	The Licensee wishes to take a licence under Intellectual Property Rights of which Lonza is the proprietor to commercially exploit the Product (as hereinafter defined) in the form hereunder.

NOW THEREFORE the parties hereby agree as follows:

1.	Definitions

1.1	“Affiliate” means any company, corporation, limited liability company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control, directly or indirectly, with the relevant party to this Agreement. “Control” means the ownership of more than fifty percent (50%) of the issued share capital of the party in question or the legal power to direct or cause the direction of the general management and policies of the party in question.

1.2	“Cell Lines” means those cell lines referred to in Clause 2.1.1(b).

1.3	“Competing Contract Manufacturer” shall mean any third party who (together with its Affiliates) undertakes or performs more than fifty percent

(50%) of their business as a third party manufacturer of monoclonal antibodies and/or therapeutic proteins or any product of a similar nature to which this Agreement relates.

1.4	“Combination Product” means a product that contains the Product together with one or more other (i.e., non-Product) pharmaceutically active ingredients, and are sold either as a combined dose or as separate doses in a single package.

1.5	“Confidential Information” means any Know-How and confidential information disclosed by one Party to the other in connection with this Agreement including for the avoidance of doubt the terms of this Agreement itself. In the case of Lonza, Confidential Information shall mean all information relating to the System and any other materials, specifications or information which is provided and/or disclosed by Lonza, its Affiliates and their respective officers, employees, agents and advisors to the Licensee and its officers, employees, agents and advisors, whether directly or indirectly, including, without limitation, all agreements, research databases, trade secrets, Intellectual Property Rights, business and/ or commercial and/ or financial data, specifications, technical designs, documents and drawings which are related to the System and/or Lonza’s business, and shall also mean any and all such information disclosed to Licensee by any third party at any time (whether before or after the date of this Agreement and whether or not such disclosure was authorised by Lonza).

1.6	“Effective Date” means the date first above written.

1.7	“First Commercial Sale” means the date of the first sale or other disposal of Product for cash or equivalent consideration by the Licensee or its Sublicensee, at any time.

1.8

“Intellectual Property Rights” means all rights, title and interests, vested and/or arising out of any industrial or intellectual property, whether protected at common law or under statute, which includes (without limitation) any rights and interests in copyrights, designs, trademarks, servicemarks, trade-names, technology, business names, logos, commercial symbols, processes, developments, licenses, trade secrets, goodwill, drawings, computer software, formulae, technical information, research data, procedures, designs, Confidential Information and any other knowledge of any nature whatsoever throughout the world whether in existence today or which will come into existence in the future, and including all applications for patents, copyrights, trademarks, trade names, rights to apply and any amendments/modifications or renewals thereto; and all other intellectual property rights.

1.9	“IP-Respecting Entity” means any legal entity or organisation other than a legal entity or organisation which violates, has violated, or is believed reasonably likely to violate the Intellectual Property Rights of Lonza, any Affiliate of Lonza, or of any Third Party, for clarity, any legal entity or organisation which violates, has violated, or is believed reasonably likely to violate the Intellectual Property Rights of Lonza, any Affiliate of Lonza, or of any Third Party shall not be regarded as a IP-Respecting Entity.

1.10	“Know-How” means any technical and other information, whether patented or unpatented, including, but without prejudice to the generality of the foregoing, ideas, concepts, trade secrets, know-how, inventions, discoveries, data, formulae, specifications, processes, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques and assay protocols.

1.11	“Net Selling Price” means all revenues recorded by or on behalf of Licensee or its Sublicensee hereunder in respect of the sale of Product in the Territory. The following permitted deductions booked on an accrual basis by Licensee and its Sublicensees under their respective accounting standards may be deducted from gross sales to calculate the recorded Net Selling Price:

1.11.1	normal discounts actually granted, including without limitation, quantity, trade, cash and other discounts, rebates and charge-backs;

1.11.2	amounts refunded or credits allowed for Product or other goods returned or not accepted by customers;

1.11.3	packaging, transportation and prepaid insurance charges on shipments or deliveries to customers; and

1.11.4	taxes, tariffs, customs duties, surcharges and other governmental charges actually incurred and paid by Licensee or its Sublicensee hereunder in connection with the sale, exportation, importation or delivery of Product or other goods to customers.

Upon any sale or other disposal of Product by or on behalf of Licensee or its Sublicensee hereunder other than a bona fide arms length transaction exclusively for money at market value or upon any use of the Product for purposes which do not result in a disposal of such Product in consideration of sales revenue customary in the country of use, such sale, other disposal or use shall be deemed to constitute a sale at the then current maximum selling price in the country in which such sale, other disposal or use occurs.

For the avoidance of doubt, the supply of Product free of charge as commercial samples, or for use in preclinical studies, clinical trials or related research studies, shall not be included in this provision. When a Sublicensee manufactures Product for Licensee, the revenues recorded by Licensee for sale or disposition of the Product, and not the transfer price paid by Licensee to the Sublicensee, determines Net Selling Price.

If Product is sold as part of a Combination Product in a particular country, the Net Selling Price of Product in such country shall be determined by multiplying the Net Selling Price (as defined above) of the Combination Product in such country by the fraction A/(A+B) where “A” is the weighted (by sales volume) average sale price in such country of Product, and “B” is the weighted (by sales volume) average sale price in such country of the product(s) containing the other component(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Product and other components that are included in the

Combination, then the Parties shall mutually agree on the appropriate proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination. If the weighted average sale price cannot be determined for the Product or other component(s), the calculation of Net Sales for a Combination will be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement to be negotiated in good faith without unreasonable delay.

1.12	“Patent Rights” means the patents and applications, short particulars of which are set out in Schedule 1 hereto, and all patents and applications thereof of any kind throughout the world whether national or regional including but without prejudice to the generality of the foregoing, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition, and including any divisions, renewals, continuations, continuations in part, reissues, patent disclosures, improvements and extensions of reissue thereof.

1.13	“Product” means the GS-CHOK1SV-derived monoclonal antibody PRO 140, of which Licensee is the proprietor, obtained by the expression of any one gene or of any combination of genes by use of the System, or any formulation containing the same.

1.14	“Strategic Partner” means a party with whom Licensee has entered into a contractual relationship, to identify a therapeutic target or collaborate in the performance of research and development and/or commercialisation of a Product or a product of which the Strategic Partner is the Proprietor. In no event may any entity that is primarily a Competing Contract Manufacturer be deemed a Strategic Partner for the purposes of this Agreement.

1.15	“Sublicensee” means any Third Party to which Licensee grants a sublicence of the rights granted to Licensee pursuant to this Agreement.

1.16	“System” means Lonza’s glutamine synthetase gene expression system consisting of the Cell Lines, the Vectors, and the System Know-How, whether used individually or in combination with each other. For the avoidance of doubt, any gene proprietary to Licensee inserted into the System for the purposes of producing Product does not form part of the System.

1.17	“System Know-How” means Know-How relating directly or indirectly to the System known to Lonza from time to time, of which Lonza is the proprietor.

1.18	“Territory” means world-wide.

1.19	“Valid Claim” means a claim within the Patent Rights (including any re-issued and unexpired patents) which has not been held unenforceable or invalid by the decision of a court or other governmental agency of competent jurisdiction unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

1.20	“Vectors” means those vectors referred to in Clause 2.1.1(a).

2.	Supply of the System and System Know-How

2.1	Unless previously supplied by Lonza under a separate agreement, Lonza shall, if requested by Licensee in writing, arrange for the supply ex-works Lonza’s premises, Slough, Berkshire (Incoterms 2010) to Licensee of the following:

2.1.1	(a)	Vectors

Approximately 20µg of vector pEE12.4.

Approximately 20µg of vector pEE6.4.

	(b)	Cell Lines

Two 1.5 ml vials of myeloma cell line NS0.

Two 1.5 ml vials of the Chinese Hamster Ovary cell line CHO-K1sv.

2.1.2	System Know-How

System Know-How contained as at the Effective Date, or, the date on which Licensee may previously have received such information from a third party, in (a) manuals of operating procedures for the System, (b) regulatory information on CD-ROM, and (c) Vector nucleotide sequences.

2.1.3	In the event that Licensee requires any additional quantities of the materials referred to in clause 2.1.1, and if Lonza at its sole discretion is willing to supply such additional materials, such supply shall be subject to the payment of an additional fee by Licensee to Lonza in accordance with Lonza’s prices at the time.

2.2	Licensee shall use the System only in the expression of Product by insertion of gene(s) coding for Product(s) into the System, and shall not use, cause the use of or permit to be used the System for any purpose not directly authorised by this Agreement.

3.	Ownership of Property and Intellectual Property

3.1	It is hereby acknowledged and agreed that as between the parties any and all property and Intellectual Property Rights in the System and System Know-How and Patent Rights is vested in Lonza.

3.2	The provisions of this Clause 3 shall survive termination of this Agreement.

4.	Licences

4.1	Lonza hereby grants to Licensee a world-wide non-exclusive licence (with the right to sublicense, subject to Clause 4.3 below) under the System Know-How and Patent Rights to use, develop, manufacture, market, sell, offer for sale, distribute, import and export Product in the Territory.

4.2	Save as expressly provided by Clause 2.2 above, the Licensee hereby undertakes not to make any modifications or adaptations to the System during the subsistence of this Agreement.

4.3	Subject to the provisions of this Clause 4.3, Licensee shall be entitled to grant a sublicence to the rights granted by Clause 4.1 to any one or more third parties for the purposes of any such third party producing Product for Licensee provided always:

4.3.1	Licensee shall ensure such Sublicensee’s use of the System, Lonza’s Intellectual Property Rights and the Product is undertaken solely for the purpose of establishing a manufacturing process for Product, or producing Product, for Licensee; and

4.3.2	The Sublicensee shall not, by virtue of this Agreement, be granted any right or licence, either express or implied, under any patent or proprietary right vested in Lonza or otherwise, to use the System, Lonza’s Intellectual Property Rights or the Product other than for the purposes of establishing a manufacturing process for Product or producing Product for Licensee and Licensee agrees to ensure that such Sublicensee shall not assign, transfer, novate, further sublicense, subcontract or otherwise delegate the benefit or the burden of the rights granted to it pursuant to this Agreement; and

4.3.3	Any Sublicence granted shall be expressly subject and subordinate to the terms of this Agreement, and it shall be Licensee’s responsibility to ensure the strict adherence by any Sublicensee hereunder to the terms and conditions of this Agreement; and

4.3.4	Prior to the grant of any sublicence pursuant to this Clause 4.3, Licensee shall obtain the written consent of Lonza (such consent not to be unreasonably withheld), to the grant of such sublicence. It is agreed between the Parties that Lonza shall be considered to be reasonably withholding its consent if it holds reasonable commercial concerns as to protection of its Intellectual Property Rights and confidentiality should Lonza’s Intellectual Property Rights be licensed to the proposed Sublicensee.

4.4	If, on a country-by-country basis, any granted patents that form part of the Patent Rights (including any re-issued patents and unexpired patents), subsequently expire or no longer contain a Valid Claim such Patent Rights shall automatically fall outside the scope of this Agreement and the provisions of Clauses 4.1 to 4.3 shall only apply, with respect to granted patents, to those granted patents which contain a Valid Claim and form part of the Patents Rights for as long as those granted patents remain in force.

4.5	Notwithstanding clause 4.4, on a country-by-country basis, where no Valid Claims within the Patent Rights remain in force, the provisions of Clauses 4.1 to 4.3 and Clause 5 shall only apply for as long as the System Know-How remains secret and substantial.

4.6	No licence is granted save as expressly provided herein and no licence in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise.

5.	Payments

5.1	In consideration of the licence granted to Licensee pursuant to Clause 4.1 above, and in consideration for the right to sublicense the rights granted by Clause 4.1 pursuant to Clause 4.3, Licensee shall pay Lonza as follows:

5.1.1	in respect of Product manufactured by Lonza, a royalty of one and a half percent (1.5%) of the Net Selling Price;

5.1.2	where Licensee or Licensee’s Strategic Partner manufactures Product:

5.1.2.1	a payment of pounds sterling seventy five thousand (£75,000) due annually during the course of this Agreement, and being first payable upon commencement of phase II clinical trials for the Product and thereafter on each anniversary of such date; and

5.1.2.2	a royalty of one and a half percent (1.5%) of the Net Selling Price of such Product.

5.1.3	where any party other than Lonza, Licensee or Licensee’s Strategic Partner manufactures Product (whether for clinical or commercial purposes):

5.1.3.1	a payment of pounds sterling three hundred thousand (£300,000) per sublicence due annually during the course of such sublicence (irrespective as to the years of manufacture, and being first payable on the commencement date of the relevant sublicence); and

5.1.3.2	a royalty of two percent (2%) of the Net Selling Price of such Product.

5.2	If, on a country-by-country basis, the manufacture and/or sale of the Product are not protected by a Valid Claim within the Patent Rights (either because no patent or application was ever filed for such territory or the patent or application is no longer of effect) then in respect of sales in such countries:

(a)	the royalties referred to in 5.1.1, 5.1.2.2 and 5.1.3.2 shall be due only in respect of the System Know-How;

(b)	the royalties referred to in 5.1.1 and 5.1.2.2 shall be at the rate of three-quarters of one per cent (0.75%) of the Net Selling Price;

(c)	the royalties referred to in 5.1.3.2 shall be at the rate of one per cent (1%) of the Net Selling Price.

5.3

The parties agree that the annual fee in respect of the sub-licence between Licensee and FUJIFILM Diosynth Biotechnologies U.S.A., Inc. (“Fujifilm”), to which Lonza consents, will be pounds sterling three hundred thousand (£300,000) as provided in Clause 5.1.3, for the first year of this Agreement running from the Effective Date to the first anniversary of the Effective Date (from July 1 through June 30). Such amount shall be paid to Lonza by December 15, 2015. Annual fees for successive 12-month periods in respect of the sub-license between Licensee and Fujifilm as provided in Clause 5.1.3, or for manufacture by Licensee or Licensee’s Strategic Partner as provided in Clause 5.1.2, shall be paid by December 15 of the applicable year. For avoidance of doubt, if Licensee terminates the FujiFilm sub-licence and begins manufacturing directly or through a Strategic Partner during the period for which the annual fee for the Fujifilm sub-licence has been paid, then no further manufacturing fees would be due under 5.1.2.1 or 5.1.3.1 for that year. If December 15 falls on a weekend or a day on which U.S. financial institutions are not open, then the annual fee shall be due on the next business day. Fees in relation to any other sub-licences shall be calculated and payable in accordance with Clause 5.1.

6.	Royalty Procedures

6.1	Licensee shall, and shall ensure that its Sublicensees shall, keep true and accurate records and books of account containing all data necessary for the calculation of royalties payable to Lonza. Such records and books of account shall, upon reasonable notice having been given by Lonza (which in no event shall be less than thirty (30) days prior notice), be open at all reasonable times during regular business hours for inspection by independent auditors selected by Lonza and reasonably acceptable to Licensee. Such independent auditors shall agree to maintain the confidentiality of the information and materials disclosed during the audit. Any such audit shall be conducted in a manner that does not interfere unreasonably with the operations of Licensee’s business. Lonza may perform an audit once each calendar year. Each audit shall begin upon the date specified by Lonza and shall be completed as soon as reasonably practicable. Lonza shall pay the costs of the independent auditors conducting such audit, unless the results of the audit reveal an underpayment of 5% or more by Licensee in any consecutive three year period, in which case, Licensee shall pay the reasonable costs of the independent auditors. If an audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the party responsible for such payment to the other party within thirty (30) days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the party responsible for such payment.

6.2	Licensee shall prepare a statement in respect of each calendar quarter which shall show for the immediately preceding quarter details of the sales of Product on a country by country basis and the royalty due and payable to Lonza thereon.

Such statement shall be submitted to Lonza within forty five (45) days after the end of the calendar quarter to which it relates, together with a remittance for the royalties due to Lonza.

6.3	All sums due under this Agreement:

6.3.1	shall be made in pounds sterling to Lonza. Payments due to Lonza in currencies other than pounds sterling shall first be calculated in the relevant local currency before being calculated at the rate of exchange in effect at the close of business on the last business day of the period for which payment is being made. The rate of exchange shall be the rate published in the Wall Street Journal on the business day following the last business day of the quarter for which payment is being made. Payments shall be sent to Lonza at its address for notices, or such other address or account as Lonza may specify from time to time by written notice to Licensee.

6.3.2	are exclusive of any Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by Licensee (other than taxes on Lonza’s income). The parties agree to co-operate in all respects reasonably necessary to take advantage of such double taxation treaties as may be available.

6.3.3	may be reduced by the amount of any withholding properly required under applicable law from payments to be made to Lonza under this Agreement. To the extent such withholding is properly required,

Licensee shall pay the amounts withheld to the proper governmental authority in a timely manner, and provide Lonza with appropriate evidence of payment. The parties agree to co-operate in all respects reasonably necessary to take advantage of such double taxation treaties as may be available.

6.3.4	subject to Clauses 5.3 and 6.2, all payments due to Lonza under this Agreement must be paid in full within thirty (30) days of the date of the invoice. Payment shall be made without deduction, deferement, set-off, lien or counterclaim.

6.4	Where Lonza does not receive payment of any sum by the due date and there is no bona fide dispute as to the amount owed, interest shall accrue thereafter on the sum due and owing to Lonza at the rate of two percent (2%) over the base rate from time to time of National Westminster Bank plc, interest to accrue on a day-to-day basis without prejudice to Lonza’s right to receive payment on the due date.

7.	Liability and Warranties

7.1	Lonza and Licensee each represents and warrants to the other that:

7.1.1	Such party is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

7.1.2	This Agreement has been duly authorized, executed and delivered by such party and constitutes valid and binding obligations of such party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors’ rights;

7.1.3	The execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of the charter or organizational documents of such party ;

7.2	Lonza represents and warrants to Licensee that:

7.2.1	The patents included in the Patent Rights are the only patents that must be licenced from Lonza and/or its Affiliates in order to operate the System;

7.2.2	As of the Effective Date to the best of Lonza’s knowledge, there are no pending claims against Lonza by any person to the effect that the proper use of the Patent Rights, System, or System Know-How infringes any third party patent or other Intellectual Property Rights; and

7.2.3	As of the Effective Date to the best of Lonza’s knowledge, Lonza has not authorised the Know-How provided or to be provided to Licensee to be used by any third party on a substantially compensation free basis.

7.3	Subject to Clause 7.2.1, Lonza gives no representation or warranty that the Patent Rights will be valid nor that the exercise of the rights granted to Licensee hereunder will not infringe other patent rights or intellectual property rights vested in Lonza or any third party.

7.4	Subject to Clause 7.2.1, the Licensee hereby acknowledges that in order to exploit the rights granted herein the Licensee may require licences under Lonza patent rights other than those herein licensed or under third party patent rights (including those vested in Affiliates of Lonza) that may be infringed by the use by the Licensee of the rights licensed herein and it is hereby agreed that it shall be the Licensee’s responsibility to satisfy itself as to the need for such licences and if necessary to obtain such licences.

7.5

Each party (“Indemnifying Party”) shall indemnify and hold harmless the other party and its Affiliates and their respective officers, employees and agents (each an “Indemnified Party”) at all times in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any contractual, tortious or other claims or proceedings by third parties against

Indemnified Party arising out of the Indemnifying Party’s breach of this Agreement, including breach of representations and warranties, violation of applicable law, negligence or wilful misconduct.

7.6	With respect to product liability claims or proceedings, the following shall apply: (a) Except to the extent provided in (b) below, Licensee shall indemnify and hold harmless Lonza, its Affiliates and their respective officers, employees and agents at all times in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any tortious claims or proceedings of death or bodily injury relating to the Product, and (b) Lonza shall indemnify and hold harmless Licensee and its officers, employees and agents at all times in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any tortious claims or proceedings of death or bodily injury relating to the Product to the extent such claims or proceedings result from defects in the Cell Lines and Vectors, or from Lonza’s breach of this Agreement.

7.7	It shall be a condition to indemnification that the Indemnified Party (a) promptly notify the Indemnifying Party of the basis for indemnification, including any claim as to which indemnification may be sought, (b) not settle any claim as to which indemnification may be sought without the Indemnifying Party’s approval, not to be unreasonably withheld or delayed, and (c) cooperate fully with the Indemnifying Party in connection with any such claim.

7.8	Any condition or warranty other than those relating to title which might otherwise be implied or incorporated within this Agreement by reason of statute or common law or otherwise is hereby expressly excluded.

7.9

EXCEPT FOR EITHER PARTY’S BREACH OF CLAUSE 8 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, EMPLOYEES AND AGENTS WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT WHETHER IN CONTRACT IN TORT IN NEGLIGENCE OR FOR BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY LOSS

OF PROFITS OR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES. Nothing in this Agreement shall exclude or limit the liability of either Party for fraud or for death or personal injury caused by its negligence or for any other liability that may not be limited or excluded as a matter of law.

7.10	The terms of this Clause 7 shall survive expiration or termination of this Agreement for whatever reason.

8.	Confidentiality

8.1	Licensee expressly acknowledges that Lonza’s Confidential Information, the System Know-How and any other Know-How with which it is supplied by Lonza pursuant to this Agreement, or was supplied to Licensee by a third party at any time whether before or after the date of this Agreement, is supplied in circumstances imparting an obligation of confidence and Licensee shall keep such Confidential Information, Know How and System Know-How secret and confidential and undertakes to respect Lonza’s proprietary rights therein and to use the same for the sole purpose of this Agreement and not during the period of this Agreement or at any time for any reason whatsoever to disclose or permit or cause to be disclosed such Confidential Information, Know How and/or System Know-How to any third party other than its Sublicensee hereunder for use in accordance with the terms of this Agreement. Licensee shall procure that only its employees and employees of its Sublicensee hereunder shall have access to the Confidential Information, Know How or System Know-How on a need-to-know basis and that all such employees shall be informed of their secret and confidential nature and shall be subject to the same obligations as Licensee and its Sublicensee hereunder pursuant to this Clause 8.1.

8.2

Lonza expressly acknowledges and undertakes that any Confidential Information disclosed by the Licensee to Lonza pursuant to this Agreement is disclosed in circumstances imparting an obligation of confidence and Lonza shall keep such Licensee’s Confidential Information secure, secret and confidential and undertakes to respect Licensee’s proprietary rights therein and to use the same for the sole purpose of this Agreement and not during the period of this Agreement or at any time for any reason whatsoever disclose and/or cause and/or permit to be disclosed such Licensee’s Confidential Information to any third party.

8.3	Each party will restrict the disclosure of Confidential Information to such officers, employees, professional advisers, finance-providers, and consultants of itself and its Affiliates (“Representatives”) who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement. Prior to disclosure to such persons, the party in receipt of the Confidential Information shall bind its and its Affiliates’ Representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The receiving party shall notify the disclosing party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

8.4	The obligations of confidence referred to in this Clause 8 shall not extend to any information which the receiving party demonstrates:

8.4.1	is or shall become generally available to the public otherwise than by reason of a breach by the recipient party of such information of the provisions of this Clause 8;

8.4.2	is known to the recipient party of such information and is at its free disposal prior to its receipt from the other;

8.4.3	is subsequently disclosed to the recipient party without obligations of confidence by a third party owing no such obligation of confidentiality to the disclosing party; or

8.4.5	by competent written evidence as having been independently developed by the recipient of the information in question without access to or use or knowledge of the information of the disclosing party.

8.5	Notwithstanding the foregoing it is acknowledged between the parties that Lonza or Licensee may be required to disclose Confidential Information to a government agency for the purpose of any statutory, regulatory or similar legislative requirement applicable to the production of Product, or to a court of law or to meet the requirements of any Stock Exchange to which the parties may be subject. In such circumstances, the disclosing party will to the extent legally permissible (i) inform the other party prior to disclosure being made as to the nature of the required disclosure, (ii) shall only make the disclosure to the extent legally required and (iii) shall seek to impose obligations of secrecy wherever possible. Notwithstanding such disclosure such Confidential Information shall otherwise remain subject to this Clause 8.

8.6	Each party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided hereunder by a party may cause irreparable harm to the other party (“Non-Breaching Party”) and that money damages may not provide a sufficient remedy to the Non-Breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then in addition to all other remedies available at law or in equity, the Non-Breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the Non-Breaching Party.

8.7	The obligations of both parties under this Clause 8 shall survive the expiration or termination of this Agreement for whatever reason.

9.	Intellectual Property Enforcement

9.1	Lonza hereby undertakes and agrees that at its own cost and expense it will:

9.1.1	prosecute or procure prosecution of such of the Patent Rights which are patent applications diligently so as to secure the best commercial advantage obtainable, as determined by Lonza in its commercially reasonable discretion, and will pursue, as determined by Lonza in its commercially reasonable discretion, all necessary actions against any third party that Lonza reasonably believes is infringing, misappropriating or violating any Lonza Intellectual Property Rights; and

9.1.2	pay or procure payment of all renewal fees in respect of the Patent Rights to ensure that they are valid and subsisting for the full term thereof and in particular will procure such renewal of the registrations thereof as may be necessary from time to time so far as it is reasonable to do so with particular reference to commercial considerations.

9.2	Licensee shall promptly notify Lonza in writing of any infringement or improper or unlawful use of or of any challenge to the validity of the Patent Rights and/or System Know-How. Lonza undertakes and agrees to take all such steps and proceedings and to do all other acts and things as may in Lonza’s sole discretion be necessary to restrain any such infringement or improper or unlawful use or to defend such challenge to validity and Licensee shall permit Lonza to have the sole conduct of any such steps and proceedings including the right to settle them whether or not Licensee is a party to them. Licensee shall have the right at its own cost and for its own benefit to initiate, prosecute and control the enforcement of the Patent Rights against infringement by a third party in the Territory if all of the following conditions are fulfilled (a) the product manufactured through the infringing activity is a competing product to the Product, (b) Lonza has not granted rights to third parties which prevent Lonza from granting such a right to enforce to Licensee, and (c) Lonza does not initiate proceedings within sixty (60) days of being requested to do so by Licensee.

10.	Term and Termination

10.1	Unless terminated earlier in accordance with the provisions of this Clause 10 or Clause 14, this Agreement shall continue in force, in each country of the world, until expiry of the last Valid Claim, or for so long as the System Know-How is identified and remains secret and substantial, whichever is the later.

10.2	Licensee may terminate this Agreement by giving sixty (60) days’ notice in writing to Lonza.

10.3	Either Lonza or Licensee may terminate this Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

10.3.1	if the other commits a breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other of a notice identifying the breach and requiring its remedy.

10.3.2	if the other is unable to pay its debts or enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of the relevant party under this Agreement) or compounds with or convenes a meeting of its creditors or has a receiver or administrator appointed over all or any part of its assets or takes or suffers any similar action in consequence of a debt or insolvency, or ceases for any reason to carry on business.

10.3.3	If Licensee fails to make any payment due to Lonza pursuant to this Agreement (including but not limited to those payments referred to in clause 18) then Lonza may terminate this Agreement immediately. For the avoidance of doubt, if Licensee timely makes a good faith payment of royalties, and that payment is subsequently determined to be incorrect under Section 6.1, this Agreement will remain in effect if Licensee timely makes the necessary adjusting payment required under Section 6.1.

10.4	If at any time during this Agreement Licensee knowingly, directly or indirectly, opposes or assists any third party to oppose the grant of letters patent or any patent application within any of the Patent Rights or disputes or knowingly, directly or indirectly, assists any third party to dispute the validity of any patent within any of the Patent Rights or any of the claims thereof Lonza shall be entitled at any time thereafter to terminate all or any of the licences granted hereunder forthwith by notice to Licensee.

10.5	If this Agreement expires or is terminated for any reason any and all licences granted hereunder shall terminate with effect from the date of termination, and Licensee shall immediately destroy all Vectors and Cell Lines and Product and all Confidential Information which is provided by Lonza (including all Know-How and all System Know-How) and shall certify such destruction immediately thereafter in writing to Lonza. This Clause 10.5 shall not be applicable if this Agreement expires because the System Know-How ceases to be secret and substantial and this is not due to the acts or omissions of the Licensee, any of its Affiliates, a Sublicencee or any other person for whom the Licensee is responsible.

10.6	Termination for whatever reason or expiration of this Agreement shall not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination. The right to recover damages against the other and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

11.	Assignment

11.1	Save as expressly provided by Clause 4, neither party shall be entitled to assign, transfer, charge or in any way assign, sub-contract, transfer or delegate the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that:

(a)

Lonza shall be entitled without the prior written consent of the Licensee to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement (i) to an Affiliate or (ii) to any joint venture company of which Lonza, is the beneficial owner of at least fifty percent (50%)

of the issued share capital thereof or (iii) to any company with which Lonza may merge or (iv) to any company to which Lonza may transfer its assets and undertaking; and

(b)	Lonza shall not be considered to be unreasonably withholding its consent if (inter alia) Licensee wishes to assign this Agreement to any legal person or entity which is (i) a Competing Contract Manufacturer, or (ii) not an IP-Respecting Company.

11.2	This Agreement shall be binding upon the successors and assigns of the parties and the name of a party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either party except as expressly provided herein.

12.	Governing Law and Jurisdiction

12.1	The validity, construction and performance of this Agreement shall be governed by New York, USA, law and the parties submit to the non-exclusive jurisdiction of the courts of New York.

12.2	Subject to Clause 12.3, the Southern District Court of New York, located in New York, New York, USA, shall have exclusive jurisdiction in relation to this Agreement provided that the parties shall have the right to proceed to a suitable jurisdiction for the purpose of enforcing a judgment, award, or order (including without limitation seeking specific performance) and injunctive reliefs.

12.3

Any dispute arising between the parties under this Agreement must be referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator knowledgeable in biopharmaceutical research and development related matters and familiar with the biopharmaceutical industry, appointed in accordance with the said Rules. The place of arbitration shall be New York, New York, USA and the arbitration shall be conducted in the English language. The arbitrator’s award shall be final and binding. The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally the costs of the arbitration, except as otherwise provided herein. Any party refusing to comply with an order of the arbitrator will be liable for costs and expenses, including attorney’s fees, incurred by the other party in enforcing an award. Nothing in this Clause 12.3 shall prevent either Party from seeking any injunction or other legal or equitable remedy in order to protect its legal rights or remedies in relation to the subject matter of the dispute.

13.	Force Majeure

Neither party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any act of God (including without limitation, fire), act of government or state, war, civil commotion, insurrection, embargo, epidemic, terrorism or earthquake, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labour disputes of whatever nature and any other reason beyond the control of either party. If either party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one of the reasons set out in this Clause 13 such party shall give written notice to the other of such inability stating the reason in question. The operation of this Agreement shall be suspended during the period (and only during the period) in which the reason continues. Forthwith upon the reason ceasing to exist the party relying upon it shall give written notice to the other of this fact. If the reason continues for a period of more than ninety (90) days and substantially affects the commercial basis of this Agreement the party not claiming under this Clause 13 shall have the right to terminate this Agreement by giving written notice of such termination to the other party.

14.	Illegality

14.1

If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever including but without limitation by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any Court or other body or authority having jurisdiction over the parties hereto or this Agreement including the EC Commission or the European Court of Justice:

(i)	such provision shall, so far as it is illegal, invalid or unenforceable, be given no effect by the parties and shall be deemed not to be included in this Agreement;

(ii)	the other provisions of this Agreement shall be binding on the parties as if such provision was not included therein; and

(iii)	the parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the parties without rending such provision invalid or unenforceable.

15.	Miscellaneous

15.1	This Agreement embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral and written agreements, understandings, representations or arrangements relating to the subject matter of this Agreement. Neither party shall be entitled to rely on any agreements, understandings, representations or arrangements which is not expressly set forth in this Agreement.

15.2	This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the parties.

15.3	No failure or delay on the part of either party hereto to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

15.4	Except as required by law, the text of any press release or other communication to be published by or in the media whether of a scientific nature or otherwise and concerning this Agreement shall require the prior written approval of Lonza and Licensee.

15.5	Each of the parties hereto shall be responsible for its respective legal and other costs incurred in relation to the preparation of this Agreement.

15.6	The parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, or by any other statute or common-law principle, by any person who is not a party to this Agreement.

16.	Notice

16.1	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by registered post or by a reputable overnight courier to a party or delivered in person to a party at the address set out below for such party or such other address as the party may from time to time designate by written notice to the other(s):

Address of Lonza

Lonza Sales AG, Muenchensteinerstrasse 38, CH-4402, Basel, Switzerland

with a copy to: 228 Bath Road, Slough, Berkshire SL1 4DX

Facsimile: 01753 777001

For the attention of the Head of Legal Services

Address of Licensee

CYTODYN INC., of 1111 Main Street, Suite 660, Vancouver, Washington 98660, USA

Facsimile: (360) 980-8549

For the attention of the President

16.2	All such notices and documents shall be in the English language. Any such notice or other document shall be deemed to have been received by the addressee seven (7) working days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by hand, at the time of such delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

17.	Interpretation

17.1	The headings in this Agreement are inserted only for convenience and shall not affect the construction hereof.

17.2	Where appropriate words denoting a singular number only shall include the plural and vice versa.

17.3	Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended, extended or re-enacted.

17.4	References in this Agreement to the recitals, clauses and appendix shall be deemed to be a reference to the recitals, clauses and appendix to this Agreement and shall form an integral part of this Agreement.

18.	Release

18.1	In consideration of the Licensee’s previous use of Lonza’s System Know-How and Patent Rights from July 2012 up to and including the Effective Date of this Agreement, Licensee shall pay Lonza as follows:

18.1.1	A payment of pounds sterling three hundred thousand (£300,000) which is to be paid by December 15, 2015; and

18.1.2

A second payment on June 30, 2016, in the amount of pounds sterling six hundred thousand (£600,000), less the amount of any payment to or judgment in favour (in each case excluding any fees and/or costs that may be awarded to Lonza) of Lonza in respect of Lonza’s claims asserted in the case of Lonza Sales AG, vs. Progenics Pharmaceuticals, Inc. No. 1:15-cv-00562-UNA (D. Del.) (the “Litigation”), or any related proceeding; provided, however, that if such claims have not been resolved by June 30, 2016, the second payment will be made in full within 15 days. If the Litigation continues beyond June 30, 2016 and Lonza is awarded any payment or damages from Progenics Pharmaceuticals Inc. (the “Award”) and provided that Licensee has made payment in accordance with this sub-clause, Lonza will refund the Licensee an amount equal to the Award, less the costs and expenses incurred by Lonza in relation to the Litigation, further provided that Lonza will not be liable to pay Licensee any sum in excess of the sum actually paid by Licensee pursuant to this sub-clause. Lonza will pursue recovery on such claims in good faith, and Licensee will cooperate with Lonza with respect to such claims, with any reasonable, wholly and properly incurred out-of-pocket expenses directly relating to such claims being credited against the second payment or being reimbursed by Lonza.

18.2	Except for the obligations as set forth in this Agreement, each party unconditionally, fully, and forever releases and discharges the other party and its Affiliates from any and all claims, counterclaims, demands, liabilities, disputes, causes of action, proceedings, obligations, debts, liens, manner of actions, controversies, suits, benefits, covenants, rights of contribution or indemnity, judgments, executions, misrepresentations, allegations, promises, costs and expenses (including attorney fees), damages, and losses related to the use of the System Know-How and Patent Rights for the making of PR0-140 (but nothing else) whether known, unknown, asserted, unasserted, fixed, conditional, or contingent, in law or in equity, whether in contract or in tort, by statute, and otherwise, liquidated or unliquidated, matured or unmatured, which either of them has had, now has, or hereafter may have which in any way arises out of or is related to any act, failure to act, event, occurrence, or circumstance related to the use of the System Know-How and Patent Rights for the making of PRO-140 (but nothing else) that transpired before the Effective Date. Notwithstanding the foregoing, the indemnity at Clause 7.6 shall also apply retrospectively from 1 July 2012.

AS WITNESS the hands of the duly authorised representatives of the parties hereto.

Signed for and on behalf of	/s/ Michael Maskus
LONZA SALES AG	Michael Maskus Associate Director Commercial Development	TITLE

Signed for and on behalf of	/s/ Nadia Zieger
LONZA SALES AG	Nadia Zieger Senior Legal Counsel	TITLE

Signed for and on behalf of	/s/ Nader Pourhassan
CYTODYN INC.	Nader Pourhassan President & CEO

SCHEDULE 1

PATENT RIGHTS

Lonza Ref. No.	L.B.P.07 (PA 98)

Subject Matter:	Expression of polypeptides, such as antibodies, in myeloma cell lines

Title:	Transformed Myeloma Cell-Line and a Process for the Expression of a Gene Coding for a Eukaryotic Polypeptide Employing Same

Origin:	Celltech invention

Registered Owner:	Lonza Group AG

Priority Application Dates:	1st April 1985 (GB 8508442); 3rd September 1985 (GB 8521815)

Earliest Publication Date/No:	9th October 1986 (WO86/05807)

Territory	Appl. Date	Patent No.	Expiry Date
USA (cont.III)	07.06.95	5981216	09.11.16

Lonza Ref. No.	PA 108

Subject Matter:	GS Coding sequence

Title:	Recombinant DNA which encodes glutamine synthetase

Origin:	University Glasgow /R.H. Wilson joint invention with former Celltech Limited.

Registered Owner:	Celltech Therapeutics Ltd.; The University Court of the University of Glasgow

Inventors:	Bebbington, Christopher Robert
Wilson, Richard Harris

Priority Application Dates:	23rd January 1986 (GB 1986-1597)

Earliest Publication Date/No:	30th July 1987 (WO87/04462)

Territory	Appl. Date	Patent No.	Expiry Date
Canada	23.01.87	1338901	11.02.14

Lonza Ref. No.	L.B.P. 09 (PA 140)

Subject Matter:	Expression systems containing a hCMV promoter

Title:	Recombinant DNA Expression Vectors

Origin:	Celltech invention
Registered Owner:	Lonza Group AG

Priority Application Date:	23rd July 1987 (GB 8717430)
Earliest Publication Date/No:	9th February 1989 (WO89/01036)

Territory	Appl. Date	Patent No.	Expiry Date
USA (cont.II)	09.02.94	5591639	07.01.14

Lonza Ref. No.	L.B.P. 10 (PA 177)

Subject Matter:	Operation of glutamine synthetase expression systems in lymphoid cells

Title:	Recombinant DNA Methods, Vectors and Host Cells
Origin:	Celltech invention

Registered Owner:	Lonza Group AG

Priority Application Date:	18th April 1988 (GB 8809129)
Earliest Publication Date/No:	25th October 1989 (EP 0338841)
02nd November 1989 (WO89/10404)

Territory	Appl. Date	Patent No.	Expiry Date
Canada	18.04.89	1338891	04.02.14
USA (cont I)	12.06.92	5879936	09.03.16
USA (cont II)	23.01.95	5891693	06.04.16